Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion or incorporation by reference in this Registration Statement on Amendment No. 2 of Form S-4 of Energy XXI Gulf Coast, Inc. to our firm and our report, dated August 13, 2009, which sets forth our estimates of the proved oil and gas reserves, as of June 30, 2009, originally included in Energy XXI (Bermuda) Limited’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on September 4, 2009.

We further consent to references of our firm under the caption "Experts" in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
February 19, 2010